Exhibit 10.13

Employment Agreement

Party A (entrusting party): Beroni Group

Legal representative: ZHANG Boqing

Party B (entrusted party): LI Zhong

ID card No.: 330104196807121618

Whereas:

In order to promote the company’s development better, Party A specially invites Party B as the company’s strategic planning and financing consultant. Party B is responsible for formulating strategic planning and financing plan for the development of Party A’s project. Party B has rich experience in strategic planning and agrees to accept Party A’s invitation to act as the company’s strategic planning and financing consultant.

Both parties reach the following agreement through friendly negotiation according to the principles of honesty and credibility and national relevant laws and regulations.

I. Entrusted matters

1. Be responsible for company’s strategic planning;

2. Formulate the financing plan meeting the company’s development and promote the implementation of plan;

3. Be responsible for the establishment, promotion and implementation of business mode of new project in China.

II. Entrustment term

Term of this agreement is from Oct. 1, 2018 to Sept. 30, 2019. Both parties can extend term through negotiation.

III. Both parties’ rights and obligations

1. Party A shall truthfully, comprehensively, completely and timely provide Party B with the documents, materials and statements related to the company;

2. Party A shall try its best to support Party B’s relevant work and provide Party B with necessary support and convenient conditions;

3. Party A shall pay employment fee on time;

4.The reception and travel and other fees required by Party B to provide Party A with strategic planning shall be borne by Party A under the premise that it is agreed by Party A in advance;

5. Party B shall do a good job in the strategic planning work for Party A in the professional and high-efficiency occupational spirit;

6. Party B communicates and negotiates with the intentional investment institution on behalf of Party A to provide financing service for Party A;

7. Party A and Party B bear confidentiality liability for the other party’s business secrets known by them. Without the other party’s written consent, the business secrets cannot be disclosed or revealed to the third party.

IV. Employment fee

1. From the effective term of contract, Party A shall pay strategic planning consultation fee RMB 20,000 to Party B each month. The fee will be increased accordingly in accordance with the company’s business development situation in the future.

2. Financing service fee: Party B provides Party A with financing service. After successful financing, the financing service fee that shall be paid by Party A to Party B is 8% of financing amount. Among which, 4% of financing service fee is issued in the form of company’s stocks (the price through service fee divided by the financing stocks is calculated to the number of company’s stocks and transferred into Party B’s stock account No.); another 4% financing service fee is paid to the account number designated by Party B within 5 working days after the funds are actually transferred into account.

3. Equity incentive: based on the good performance obtained by the strategic planning provided by Party B to Party A, and avoiding the corresponding risks in the company’s development, and good performance obtained in the establishment, promotion and implementation of business mode of new project in China, according to the specific situations of annual benefits, Party A gives certain equity rewards to Party B at the end of each year.

V. Force majeure event

1. During the performance period of agreement, if any party or both parties cannot perform or cannot fully perform this contract due to the force majeure, the party or both parties will not bear liability. However, the party or both parties that suffer from force majeure shall inform the other party of the situation in written form or methods regulated by law within 7 working days after the occurrence of force majeure and provide relevant proof.

2. After the force majeure reason disappears, any party or both parties shall perform this contract continuously.

VI. Responsibility for breach of contract

If any party violates the agreement, the party shall bear default compensation liability. The default party shall compensate the observant party’s direct or indirect loss.

VII. Dispute resolution

Any dispute generated by interpretation or performance of this agreement shall be solved through friendly negotiation firstly; if negotiation fails, any party has the right to sue to the court in the place where Party B is located.

VIII. Solution mechanism of matters not covered

For matters not covered by this agreement, Party A and Party B shall sign supplementary agreement through negotiation. Supplementary agreement has equal legal force with this agreement.

IX. Effectiveness and termination

1. This agreement will come into effect after it is signed or sealed by both parties.

2. When one of the following circumstances appears, this agreement will terminate:

(1) Both parties sign written termination agreement through negotiation;

(2) This agreement cannot be performed continuously due to force majeure.

X. Supplementary provisions

1. Any change, modification or further details of relevant terms of this agreement must be made in written form.

2. This agreement is in duplicate. Both parties hold one respectively, having equal legal force.

Party A (seal): Beroni Group	(sealed)

Legal representative (signature): ZHANG Boqing	(signature)

Party B (signature): LI Zhong	(signature)

Sept. 25, 2018